UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2017

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8222
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arranagements of Certain Officers.

On February 13, 2017, A. H. Belo Corporation (the “Company”) announced that Grant S. Moise has been promoted to Executive Vice President of the Company and General Manager of The Dallas Morning News. In addition to his current responsibilities, Mr. Moise will assume oversight over all operations of The Dallas Morning News including information technology, marketing, digital, circulation, production and commercial printing, as well as share co-responsibility with the Publisher for the news organization. In connection with his promotion, Mr. Moise will receive a compensation package that consists of a base salary of $475,000, effective as of January 1, 2017, with a target bonus opportunity set at 70% of his base salary. Consistent with other executive officers of the Company, one-half of Mr. Moise’s target bonus will be based upon individual objectives (IOs) and one-half upon financial performance metrics. IOs for all executive officers, including Mr. Moise, are comprised of performance metrics, based on a point system allocated to each objective which includes threshold, target and maximum performance and payout ranges for each objective of 50%, 100% and 150%, respectively. In addition, Mr. Moise will be entitled to receive long-term incentive compensation valued at $300,000 annually. Long-term incentive compensation awards, comprised of equity grants under the Company’s incentive plan and long-term cash incentives, will be made by the Compensation Committee at its regularly-scheduled meeting in March 2017, at which time the Compensation Committee will also set the financial performance targets and individual objectives for all executive officers.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

    99.1  Press release dated February 13, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2017	A. H. BELO CORPORATION

	By:	/s/ Christine E. Larkin
Christine E. Larkin
Senior Vice President/General Counsel &
Secretary

EXHIBIT INDEX

99.1  Press Release dated February 13, 2017